 EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	AirTran Airways:
April 21, 2010		Christopher White (Media)
678.254.7442

Jason Bewley (Investor Relations)
407.318.5188

AirTran Holdings, Inc., Reports First Quarter Results
- Network Diversification and Improving Economy Drive Record Revenues and Traffic -
- Total Revenues Rise to $605.1 Million and Load Factor Increases to 77.2 Percent -

ORLANDO, Fla., (April 21, 2010) -- AirTran Holdings, Inc., (NYSE: AAI), the parent company of AirTran Airways, Inc., today reported a net loss of $12.0 million or $0.09 per diluted share for the first quarter of 2010.  Excluding $4.7 million in unrealized gains on future fuel hedges, the Company’s net loss for the quarter would have been $16.7 million dollars or $0.12 per diluted share. The impact of historic winter snowstorms along the Eastern Seaboard and more than a 50 percent increase in fuel expenses offset record total revenues for the first quarter.

AirTran Airways experienced significant revenue improvement that accelerated through the quarter with total unit revenues increasing by a solid double-digit margin year-over-year in March.

The Company posted record first quarter total revenues of $605.1 million on a record load factor of 77.2 percent. Operating costs increased 21.8 percent or $107.8 million as compared to the same period last year. Fuel was the single largest contributor to the cost increase, accounting for over 60 percent or $67.3 million of the increase. Last year, crude oil averaged $41 per barrel in the first quarter but has risen to $78 this year.  Winter storms further pressured unit costs due to reduced capacity and additional expenses related to extreme weather during the quarter.

“This winter proved to be one of historic inclement weather for much of the East Coast and particularly for some of our busiest operations like Baltimore/Washington and Atlanta,” said Bob Fornaro, AirTran Airways’ chairman, president and chief executive officer. “Even though the weather was tough this winter, we are experiencing significant revenue growth and passenger demand. We are well positioned for the future and are beginning to reap the rewards of our diversification efforts and the broader economic recovery.”

AirTran Airways was also selected as the top low-cost carrier for the third consecutive year in the prestigious Airline Quality Rating (AQR). This independent rating is conducted by professors at Purdue University’s Department of Aviation Technology and the W. Frank Barton School of Business at Wichita State University. The AQR evaluates airlines in four major areas: on-time performance, denied boardings, mishandled baggage and customer complaints.

"We pride ourselves on providing a very consistent, high-quality, low-cost product to our customers,” said Fornaro. “The AQR recognized the efforts of our 8,500 dedicated Crew Members and because of their hard work, we have again been named the best low-cost carrier in America.”

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AirTran Reports First Quarter Results
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Network Diversification:

The Company continued to diversify its network. To support this diversification, AirTran Airways opened pilot and flight attendant bases at General Mitchell International Airport in Milwaukee and announced new service to Dallas/Ft. Worth while adding service to Akron/Canton, Ohio, Des Moines, Iowa, and Omaha, Neb.  In February, AirTran achieved a 30 percent market share in Milwaukee for the first time.

AirTran Airways also continued to offer flights to more destinations from Orlando than any other airline, announcing new flights to: Grand Rapids, Mich., San Antonio, Huntsville/Decatur, Ala., and Wichita, Kan. from the vacation paradise while operating new flights to Montego Bay, Jamaica, Aruba, Lexington, Ky., and Des Moines, Iowa.

In Baltimore/Washington, the airline also enhanced its offering, announcing new flights to Grand Rapids, Mich., San Antonio, Jacksonville, Fla., and Huntsville/Decatur, Ala. while operating new flights to Montego Bay, Jamaica.

Completing the re-optimization of the Atlanta hub in 2009 also contributed to the overall success of this diversification effort. AirTran Airways operates the world’s largest low-cost carrier hub at Hartsfield-Jackson Atlanta International Airport. Since the first quarter of 2009, the Company has expanded service to three Caribbean destinations (Aruba, Montego Bay, Jamaica, and Nassau/Paradise Island, Bahamas), five domestic destinations (Atlantic City, Branson, Mo., Portland, Me., Harrisburg, Penn., and Gulfport/Biloxi, Miss.) and has announced new service to Tunica, Miss., and Allentown, Penn., from the world’s busiest airport.

“We have largely completed the re-optimization of our network. We are seeing the benefits from broader geographic diversity while extending our reach on a national scale and establishing a solid base for future growth,” said Kevin Healy, AirTran Airways’ senior vice president, marketing and planning. “The result of this effort is a more balanced network, reaching more passengers than ever with our award-winning, high-quality, low-cost product.”

Financial Performance and Outlook:

AirTran Airways continues to lead the industry with the lowest non-fuel operating cost per mile among major airlines on a stage-length adjusted basis. The Company has been able to maintain this advantage by operating North America’s newest all-Boeing fleet, efficiently utilizing its aircraft and other assets, and driving cost-savings from all levels of the operation.

“Our ability to maintain a unit cost advantage over the competition is a direct result of effort from all levels of the airline,” said Arne Haak, AirTran Airways’ senior vice president of finance, treasurer and chief financial officer. “It is critically important that every Crew Member work together and remain focused on maintaining that advantage.”

AirTran Airways’ unrestricted cash position at quarter’s end was $534 million and its revolving line of credit was undrawn.   Based on current cost and revenue trends, AirTran Airways’ outlook for the second quarter 2010 relative to the prior year is as follows:

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AirTran Reports First Quarter Results
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Available seat miles (ASMs): increase approximately 4.0 percent

Total unit revenue per ASM (TRASM): increase 13.0 to 14.0 percent

Average economic cost per gallon of fuel, all-in: $2.37 to $2.42

Non-Fuel unit operating cost per ASM: increase 4.0 to 4.5 percent

Non-Fuel unit operating cost per ASM, Full Year 2010: increase 4.0 to 5.0 percent

Other AirTran Airways Highlights:

Other highlights of AirTran Airways' accomplishments in the first quarter and to date include:

•
Ranked #1 among all low-cost carriers for the third consecutive year in the Airline Quality Rating (http://www.aqr.aero/). This is the sixth consecutive year AirTran Airways ranked third or higher for quality among all U.S. carriers in this influential rating.

•
Received the prestigious Market Leadership Award from leading industry publication, Air Transport World, for AirTran’s innovative combination of low-cost, high-quality service and response to the global financial crisis.

•	Successfully ratified collective bargaining agreement with Transport Workers Union which represents flight dispatchers at the Company’s System Operations Control Center in Orlando.

•	Arranged and completed the refinancing of debt secured by two Boeing 737-700 aircraft and obtained financing commitments for two Boeing 737-700 aircraft deliveries in 2011.

•
Partnered with American Express OPEN and the OPEN Savings program (NYSE: AXP) to tender special offers to program members while offering all AirTran customers complimentary Wi-Fi from March 13 through March 27.

AirTran Holdings, Inc. will conduct a conference call to discuss the quarter's results today at 9:30 a.m. Eastern Daylight Time. A live broadcast of the conference call will be available via the Internet in the investor relations section at http://www.airtran.com/.

AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI) and a Fortune 1000 company, has been ranked the number one low cost carrier in the Airline Quality Rating study for the past three years.  AirTran is the only major airline with Gogo Inflight Internet on every flight and offers coast-to-coast service on North America’s newest all-Boeing fleet. Our low-cost, high-quality product also includes assigned seating, Business Class and complimentary XM Satellite Radio on every flight. To book a flight, visit http://www.airtran.com/.

Editor's note: Statements regarding the Company's operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company's ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2009. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

# # #
* Attached: Consolidated Statements of Operations*

AirTran Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data and statistical summary)
(Unaudited)

	Three Months Ended March 31,				Percent
	2010		2009		Change
Operating Revenues:
Passenger	$541,704		$486,101		11.4
Other	63,437		55,854		13.6
Total operating revenues	605,141		541,955		11.7
Operating Expenses:
Aircraft fuel	200,168		132,870		50.6
Salaries, wages and benefits	130,101		117,948		10.3
Aircraft rent	60,581		60,431		0.2
Maintenance, materials and repairs	59,340		46,443		27.8
Distribution	25,361		20,215		25.5
Landing fees and other rents	36,472		33,784		8.0
Aircraft insurance and security services	5,932		5,072		17.0
Marketing and advertising	9,579		11,361		(15.7)
Depreciation and amortization	14,855		14,117		5.2
Loss on asset dispositions	-		922		-
Other operating	59,705		51,085		16.9
Total operating expenses	602,094		494,248		21.8
Operating Income	3,047		47,707		(93.6)
Other (Income) Expense:
Interest income	(527)		(678)		(22.3)
Interest expense	22,987		21,230		8.3
Capitalized interest	(511)		(340)		50.3
Other	-		(322)		-
Net gains on derivative financial instruments	(6,877)		(890)		-
Other (income) expense, net	15,072		19,000		(20.7)
Income (Loss) Before Income Taxes	(12,025)		28,707		-
Income tax expense	-		-		-
Net Income (Loss)	$(12,025)		$28,707		-
Income (Loss) per Common Share
Basic	$(0.09)		$0.24		-
Diluted	$(0.09)		$0.21		-
Weighted-average Shares Outstanding
Basic	135,026		119,828		12.7
Diluted	135,026		138,084		(2.2)
Operating margin	0.5	percent	8.8	percent	(8.3	) pts.
Net margin	(2.0	) percent	5.3	percent	(7.3	) pts.
Net margin adjusted*	(2.8	) percent	4.9	percent	(7.7	) pts.

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	Three Months Ended March 31,				Percent
	2010		2009		Change
First Quarter Statistical Summary:
Revenue passengers	5,526,408		5,344,683		3.4
Revenue passenger miles (000s)	4,390,801		4,086,181		7.5
Available seat miles (000s)	5,684,460		5,358,382		6.1
Passenger load factor	77.2	percent	76.3	percent	0.9	pts.
Departures	59,966		58,959		1.7
Average stage length (miles)	757		727		4.1
Average fare (excluding transportation taxes)	$98.02		$90.95		7.8
Average yield per RPM	12.34	cents	11.90	cents	3.7
Passenger revenue per ASM	9.53	cents	9.07	cents	5.1
Total revenue per ASM	10.65	cents	10.11	cents	5.3
Operating cost per ASM	10.59	cents	9.22	cents	14.9
Operating cost per ASM, adjusted*	10.59	cents	9.21	cents	15.0
Non-fuel operating cost per ASM	7.07	cents	6.74	cents	4.9
Non-fuel operating cost per ASM, adjusted*	7.07	cents	6.73	cents	5.1
Average cost of aircraft fuel per gallon	$2.27		$1.59		42.8
Average economic cost of aircraft fuel per gallon	$2.25		$1.62		38.9
Gallons of fuel burned (000s)	88,037		83,352		5.6
Operating aircraft in fleet at end of period	138		136		1.5
Average daily aircraft utilization (hours)	10.9		10.6		2.8
Full-time equivalent employees at end of period	7,802		7,850		(0.6)

* Statistical calculations for 2010 and 2009, on an adjusted basis, exclude gains and losses as detailed in the attached Reconciliation of GAAP Financial Information to Non-GAAP Financial Information.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Three Months Ended March 31, 2010 and 2009

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to certain non-GAAP financial measures including net income as adjusted and net margin adjusted.  Our disclosures may also exclude special or non-recurring items that we believe should be taken into consideration to more accurately measure and monitor our operating performance.  Our disclosure of non-fuel operating cost per available seat mile (non-fuel CASM) is consistent with financial measures reported by other airlines and analysts. We believe that non-fuel CASM and non-fuel CASM, adjusted, provide a useful understanding of our operations. Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.  Our press release also contains information regarding the components of GAAP fuel expense and net gains and losses on derivative financial instruments.  These amounts have been included as supplemental information.

We disclose both the average cost of aircraft fuel per gallon and the average economic cost of aircraft fuel per gallon. Average cost of aircraft fuel per gallon is based on fuel expense as measured by GAAP and includes realized gains and losses on fuel related derivative instruments, which are accounted for as hedges. Average economic cost of fuel per gallon includes realized gains and losses on all fuel related derivative instruments, including those which were not accounted for as hedges, but does not include unrealized gains and losses recognized under GAAP.

We consider our fuel derivative contracts an important tool in managing costs related to jet fuel purchases.  We believe it is important to assess our financial performances by including the effect of the net cash settlements and excluding the mark-to-market adjustments for our unrealized gains and losses recorded in the income statement for contracts settling in future periods.

We believe that these above measures represent important internal measures of performance. Accordingly, where these non-GAAP measures are provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a year-over-year and a quarter-over-quarter basis. However, because these measures are not determined in accordance with accounting principles generally accepted in the United States, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures as presented may not be directly comparable to similarly titled measures presented by other companies. The non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements.

Dollars in thousands, unless otherwise noted	Three months ended March 31,
	2010	2009
The following table calculates net income (loss), adjusted and net margin, adjusted:
Net income (loss)	$(12,025)	$28,707
Loss on asset dispositions, net of taxes	-	922
Gain on extinguishment of debt, net of taxes	-	(322)
Unrealized gains on derivative financial instruments, net of taxes	(4,660)	(2,963)
Net income (loss), adjusted	$(16,685)	$26,344
Total operating revenues	$605,141	$541,955
Net margin, adjusted	(2.8)%	4.9%
The following table calculates operating cost per ASM, adjusted:
Total operating expenses	$602,094	$494,248
Loss on asset dispositions	-	(922)
Operating expenses, adjusted	$602,094	$493,326
ASMs (000)	5,684,460	5,358,382
Operating cost per ASM (cents), adjusted	10.59	9.21
The following table calculates non-fuel operating cost per ASM and non-fuel operating cost per ASM, adjusted:
Total operating expenses	$602,094	$494,248
Aircraft fuel	(200,168)	(132,870)
Non-fuel operating costs	$401,926	$361,378
ASMs (000)	5,684,460	5,358,382
Non-fuel operating cost per ASM (cents)	7.07	6.74
Total operating expenses	$602,094	$494,248
Aircraft fuel	(200,168)	(132,870)
Loss on asset dispositions	-	(922)
Non-fuel operating costs, adjusted	$401,926	$360,456
ASMs (000)	5,684,460	5,358,382
Non-fuel operating cost per ASM (cents), adjusted	7.07	6.73
The following table provides detail of certain components of aircraft fuel expense and calculates average economic cost of aircraft fuel per gallon:
Aircraft fuel expense per GAAP	$200,168	$132,870
Realized (gains) losses on derivatives that do not qualify for hedge accounting, recorded in net gains on derivative financial instruments	(2,217)	2,073
Economic fuel expense	$197,951	$134,943
Gallons of fuel burned (000s)	88,037	83,352
Economic cost of aircraft fuel per gallon	$2.25	$1.62
The following table calculates diluted earnings (loss) per share, adjusted:
Net income (loss)	$(12,025)	$28,707
Loss on asset dispositions, net of taxes	-	922
Gain on extinguishment of debt, net of taxes	-	(322)
Unrealized gains on derivative financial instruments, net of taxes	(4,660)	(2,963)
Net income (loss), adjusted	$(16,685)	$26,344
Plus income effect of assumed interest on convertible debt	-	956
Net income (loss) after assumed conversion, diluted	$(16,685)	$27,300
Adjusted weighted-average shares outstanding, diluted	135,026	138,084
Diluted earnings (loss) per share, adjusted	$(0.12)	$0.20

CONTACT:  Media, Christopher White, +1-678-254-7442, or investor relations, Jason Bewley, +1- 407-318-5188, both of AirTran Airways

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS

The following table contains anticipated hedge percentages by quarter:

Period	Hedge %
Q2 2010	40%
Q3 2010	46%
Q4 2010	53%
2011	25%
2012	5%

Tax guidance:
Our tax valuation allowance at the end of the first quarter was $9.4 million. Once we have cumulative pre-tax income of $25 million from the end of the first quarter, we will begin accruing taxes at a rate of 38-40% for pre-tax earnings beyond the next $25 million.

Based on the guidance we provided today, we expect to be profitable for the second quarter and the full year 2010.